As filed with the Securities and Exchange Commission on April 1, 2009

Registration No. 333-149112

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HSW International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	4899	33-1135689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
(404) 926-0660
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Henry N. Adorno
HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
(404) 364-5823
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Gerald L. Baxter, Esq.
Greenberg Traurig, LLP
The Forum
3290 Northside Parkway, Suite 400
Atlanta, GA 30327
(678) 553-2100

         Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company☒

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-1 (File No. 333-149112) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2008 by HSW International, Inc. (the “Company”) and declared effective April 7, 2008, the Company registered the resale from time to time of 6,114,117 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. The Shares were registered to permit resales of such Shares by selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company’s merger with INTAC International, Inc. and related transactions.

            The Company is seeking to deregister all Shares that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its agreement with the selling stockholders has terminated. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all remaining unsold Shares registered pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 1st day of April, 2009.

HSW INTERNATIONAL, INC.

By:	/s/ HENRY N. ADORNO
Name: Henry N. Adorno
Title: Vice Chairman

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Henry N. Adorno his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement on Form S-1, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ HENRY N. ADORNO Henry N. Adorno	Vice Chairman (Principal Executive Officer) and Director	April 1, 2009
/s/ SHAWN MEREDITH Shawn Meredith	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 1, 2009

Name	Title	Date
* Jeffrey T. Arnold	Director	April 1, 2009
* Theodore P. Botts	Director	April 1, 2009
* Boland Jones	Director	April 1, 2009
* Kai-Shing Tao	Director	April 1, 2009
* Bruce Campbell	Director	April 1, 2009
* Arthur F. Kingbury	Director	April 1, 2009

By:	/s/ HENRY N. ADORNO Henry N. Adorno Attorney-in-Fact	April 1, 2009